PLUM CREEK TIMBER COMPANY, L.P.
                                 999 Third Avenue
                            Seattle, Washington 98104

As of January 15, 1999

To each of the Noteholders listed on Schedule I hereto

Re:	Senior Note Agreements

Dear Noteholder:

     Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), has heretofore entered into Senior Note Agreements dated as of May 13, 1989 (said Agreements as heretofore amended by the amendments dated as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994,
June 15, 1995, May 31, 1996, April 15, 1997 and January 15, 1999 being herein called the "Senior Note Agreements"), pursuant to which the Company issued its 11-1/8% Senior Notes due June 8, 2007 in the aggregate principal amount of $165,000,000, $122,000,000 of which remain outstanding and are held by the institutions (individually a "Noteholder", and collectively the "Noteholders") in the respective amounts shown on Schedule I (the "Notes"). Terms used herein which are not otherwise defined herein have the meanings ascribed to them in the Senior Note Agreements, as amended by this Agreement.

     The Company proposes to convert its outstanding ownership interests into shares of stock of Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), through the merger (the "Merger") of the Company with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"). Prior to the Merger, Manufacturing will form Plum Creek Manufacturing Holding Company, Inc. ("Holding") and will contribute a nominal amount to Holding in exchange for 96 percent of Holding's outstanding common stock (which will be non-voting stock), and management of the Company will purchase (the "Management Stock Purchase") the remaining 4 percent of such outstanding common stock (which will be voting stock). Manufacturing and Holding will then form four new Subsidiaries of Holding (the "New Subsidiaries"). Immediately prior to the Merger, Manufacturing will contribute an undivided 75 percent interest in substantially all of its assets (allocated in varying proportions) to the New Subsidiaries in exchange for 75 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be non-voting preferred stock) and will contribute an undivided 25 percent interest in substantially all of its assets to Holding. Immediately thereafter, Holding will contribute such undivided 25 percent interest (allocated in the same proportion as Manufacturing's contribution of its undivided interest) to each of the New Subsidiaries in exchange for 25 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be voting common stock). The formation of Holding and the New Subsidiaries and the issuance of the capital stock by such entities as described above is herein referred to as the "Facilities Subsidiary Reorganization." The contribution of assets of Manufacturing to Holding and the New Subsidiaries as described above is herein referred to as the "Manufacturing Asset Transfer". Immediately prior to the Merger, the Company will form Plum Creek Southern Timber, L.L.C. as a Restricted Subsidiary ("Southern Timber, L.L.C."), into which the Company will contribute all of its timberlands located in Louisiana and Arkansas in exchange for Southern Timber, L.L.C. assuming (on a joint and several basis) a portion of the indebtedness of the Company. The formation of Southern Timber, L.L.C., transfer of Louisiana and Arkansas timberlands to Southern Timber, L.L.C. and assumption of a portion of the current indebtedness of the Company and future indebtedness of the Operating Partnership by Southern Timber, L.L.C. are herein referred to as the "Southern Timber Transaction." Immediately following the Merger, Marketing will become a subsidiary of Manufacturing, with 75 percent of the outstanding capital stock (which will be non-voting preferred stock) owned by Manufacturing and 25 percent of the outstanding capital stock (which will be voting common stock) owned by Holding (the "Marketing Stock Transfer"). In addition, it is proposed that Marketing will be released as an obligor on the First Mortgage Notes and Marketing and the New
Subsidiaries will each assume and become obligated in respect of varying percentages of the Debt represented by the Company's 11-1/8% Senior Notes due June 8, 2007 and the First Mortgage Notes (the "Subsidiary Note Assumption"). Marketing will form a wholly-owned subsidiary (the "Land Subsidiary") which will purchase from the Operating Partnership, on a seller financed basis, certain real property (the "Better Use Property") of the Operating Partnership that the Operating Partnership has determined has a higher value as recreational, residential, grazing or agricultural property than for timber production (the "HBU Transaction"). The foregoing transactions (herein collectively called the "Conversion Transaction") are to be effected (i) as provided in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Company, the Corporation and Plum Creek Management Company, L.P. (the sole general partner of the Company), (ii) as described in the Proxy Statement/Prospectus dated December 9, 1998 (the "Proxy Statement/Prospectus"), and (iii) as described above. After the effectiveness of the Conversion Transaction, the Corporation will elect to be treated as a real estate investment trust for Federal income tax purposes.

     In connection with the Conversion Transaction the Company is requesting certain amendments to, and consents and waivers under and in respect of, the Senior Note Agreements and, subject to the terms and provisions hereof, the undersigned Noteholders are agreeable thereto. Accordingly, the Company agrees with you as follows:

1.	Amendments to Senior Note Agreements.

(a)	Clause (vi) of paragraph 5A of the Senior Note Agreements is hereby amended to read in its entirety as follows:

(vi)	to the extent not delivered pursuant to clause (i), (ii),
(iii), (iv) or (v), promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or the Corporation sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Company or the Corporation files with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission;

(b)	Paragraph 5A of the Senior Note Agreements is hereby further amended by adding the following paragraph at the end thereof:

	In preparing the financial statements, computations and reports provided for herein the Facilities Subsidiary and its Subsidiaries shall be considered as consolidated or combined subsidiary entities of the Company (and not accounted for on the equity method of accounting or as an investment) notwithstanding that the Voting Stock thereof shall not be owned by the Company, either directly or indirectly, and without regard to whether they would be considered as such subsidiary entities under generally accepted accounting principles.

(c)	Paragraph 6B(1)(ix) of the Senior Note Agreements is hereby amended to read in its entirety as follows:

	(ix)	from and after the time the Facilities Subsidiary becomes a
Restricted Subsidiary, Liens on (x) the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments (and rights against persons who guarantee payment or collection of the foregoing) of Manufacturing and its Subsidiaries which are Restricted Subsidiaries, (y) the inventory of Manufacturing and its Subsidiaries which are Restricted Subsidiaries and (z) the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof, in each case securing the obligations of Manufacturing and such Restricted Subsidiaries under the Facility Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(x),

(d)	Paragraph 6B(2)(i) of the Senior Note Agreements is hereby amended to read in its entirety as follows:

	(i)	Funded Debt represented by the Notes, the Other Senior Notes and the Assumption Agreements;

(e)	Paragraph 6B(2)(vii) of the Senior Note Agreements is hereby amended to read in its entirety as follows:

	(vii)	the Company's guarantee of Funded Debt (and related obligations not constituting Debt) incurred by Manufacturing to finance the making of capital improvements, expansions and additions to the property, plant and equipment of Manufacturing and its Subsidiaries which are Restricted Subsidiaries pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000,

(f)	Paragraph 6B(2)(x) of the Senior Note Agreements is hereby amended to read in its entirety as follows:

	(x)	from and after the time the Facilities Subsidiary becomes a
Restricted Subsidiary, Debt incurred by Manufacturing or any of its Subsidiaries which is a Restricted Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) which is unsecured or is secured by Liens permitted by paragraph 6B(1)(ix), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that neither Manufacturing nor any such Restricted Subsidiary shall suffer to exist any Debt permitted by this clause (x) on any day after the date of the Merger unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which Manufacturing and all of such Restricted Subsidiaries shall have been free from all Debt permitted by this clause (x),

(g)	That portion of the first sentence of paragraph 6B(6) of the Senior
Note Agreements ending with the words "years preceding such year of determination;" in clause (b) thereof is hereby amended (effectively immediately notwithstanding the provisions of paragraph 3 hereof) in its entirety as follows:

	In any calendar year, harvest Timber (the term "harvest" and correlative terms shall include, without duplication, both the harvesting activities to be conducted by the Company and sales of Timber to other Persons for current harvesting activities being conducted by such Persons) on the Timberlands then owned directly or indirectly by the Company in excess of the amount set forth for such calendar year in the following table:


Calendar Year                             Maximum Cunits to be Harvested
-------------                             ------------------------------
1998 through 2000                         2330 MCCF
2001 and each calendar year thereafter    2270 MCCF


plus, in each year, the amount, if any, by which (a) the sum of (x) the cumulative amount set forth in the table above for the years preceding such year of determination and (y) 2,342 MCCF, exceeds (b) the cumulative amount actually harvested in such years preceding such year of determination;

(h)	Paragraph 6C of the Senior Note Agreements is amended in its entirety to read as follows:

	The Company covenants that it will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses. In addition, the Company will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer or otherwise dispose of any of its Timberlands or Timber (collectively, "Timber Properties") to Holding or any Subsidiary of Holding (whether or not at the time they are Restricted Subsidiaries, and herein collectively called the "Manufacturing Entities") unless such transaction is a transaction permitted under clause (v) or
(vii) of paragraph 6B(5), or (ii) invest in or otherwise transfer to any of the Manufacturing Entities the proceeds ("Timber Proceeds") of the sale or disposition of any such Timber Properties (unless such proceeds are derived from a transaction permitted under clause (v) or (vii) of paragraph 6B(5)). Any Timber Proceeds being used to "purchase productive assets in the same line of business" under the provisions of paragraph 6B(5)(viii) shall not be used for any purpose except for the acquisition of Timber Properties to be owned directly by the Company or a Restricted Subsidiary which is not one of the Manufacturing Entities. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may sell Timber to the Manufacturing Entities in connection with, and in transactions which constitute part of, harvesting activities conducted in accordance with the requirements of paragraph 6B(6). All acquisitions of Timber Properties by the Company and its Restricted Subsidiaries shall be made only by the Company directly or indirectly through Restricted Subsidiaries which are not Manufacturing Entities.

(i)	Paragraph 7A (xiv) of the Senior Note Agreements is amended in its entirety to read as follows:

	(xiv)	this Agreement, the Southern Timber Assumption Agreement or any
Future Southern Timber Assumption Agreement shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment (which is nonappealable or has not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) of any court or other governmental or regulatory authority having jurisdiction in respect thereof, or the validity or the enforceability of this Agreement, the Southern Timber Assumption Agreement or any Future Southern Timber
Assumption Agreement shall be contested by or on behalf of the Company, or the Company shall renounce this Agreement, the Southern Timber Assumption Agreement or any Future Southern Timber Assumption Agreement, or deny that it is bound by the terms hereof or has any further liability hereunder; or

(j)	The proviso following clause (b)(vii) of the definition of Available
Cash and the definitions of Designated Repurchases (and the references to that term in paragraphs 6B(3) and 6B(9) of the Senior Note Agreements) and Distribution Support Agreement in paragraph 10B of the Senior Note Agreements are hereby deleted, clause (ii) of the definition of Capital Transaction is hereby amended to read "(ii) sales of equity interests by the Corporation the proceeds of which are contributed to the Company", and the following definitions set forth in paragraph 10B of the Senior Note Agreements are hereby amended in their entirety to read as follows:

	"Facilities Subsidiary's Facility" shall mean any facility pursuant to which Manufacturing may incur Debt for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries which are Restricted Subsidiaries.

	"Facilities Subsidiary" shall mean, collectively, Manufacturing, Marketing, Holding, the New Subsidiaries and any other Subsidiary of Manufacturing satisfying the requirements of clause (ii) of the definition of Wholly-Owned Subsidiary contained herein.

	"Facility's Subsidiary Revolving Credit Facility" shall mean any facility pursuant to which Manufacturing or any of its Subsidiaries which is a Restricted Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper.

	"General Partner" shall mean Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and its successors and assigns as General Partner of the Company.

	"Mortgage Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, June 15, 1995, May 31, 1996, April 15,
1997 and January 15, 1999, providing for the issuance and sale of $160,000,000 original aggregate principal amount of the 11-1/8% First Mortgage Notes of the Facilities Subsidiary to the purchasers listed in the schedule of purchasers attached thereto.

	"Partnership Agreement" shall mean the Agreement of Limited Partnership of the Company, as in effect at the time of and after giving effect to the Merger, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

	"Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary not owned by the Company (directly or indirectly), now or hereafter outstanding, except a dividend payable solely in shares of stock of or ownership interests in the Company, and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary not owned by the Company (directly or indirectly), now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists of shares of stock of or other ownership interests in the Company.

	"Restricted Subsidiary" shall mean any Wholly-Owned Subsidiary other than any Designated Immaterial Subsidiary.

	"Wholly-Owned Subsidiary" shall mean any Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America and (i) in the case of any Subsidiary, all the stock and other ownership interests of which are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than Manufacturing or one or any of its Subsidiaries) and (ii) at such time as the Mortgage Notes shall have been paid in full and retired, (x) Manufacturing provided that all the stock and other ownership interests thereof are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than a Subsidiary of Manufacturing), (y) Holding provided that (1) Holding shall engage in no business except the ownership of its Subsidiaries, (2) all the outstanding stock and ownership interests thereof (other than Voting Stock) shall be owned by the Company either directly or indirectly through Manufacturing,
(3) at least 51% of the Voting Stock thereof (to the extent it is not so owned by the Company or Manufacturing) shall be owned by the Management Voting Group, (4) the Voting Stock of Holding shall not account for more than 4% of the equity ownership of Holding (nor, through such ownership, shall it account for more than 1% of the direct or indirect equity ownership of any Subsidiary of Holding) and (5) no more than 35% of the Voting Stock of Holding shall be owned by any one individual, and (z) any other Subsidiary of Manufacturing, provided that all the outstanding stock and ownership interests thereof (other than Voting Stock) shall be owned by the Company (either directly or indirectly through Wholly-Owned Subsidiaries of the type described in clause (i) above) and the Voting Stock of which (to the extent it is not so owned by the Company) shall be owned by Holding.

(k)	The following new defined terms are hereby added to paragraph 10B of the Senior Note Agreements in proper alphabetical order:

	"Assumption Agreements" means those certain Assumption Agreements executed as contemplated by (and in substantially the respective forms designated as Exhibits A, B, C and D to) the Amendment to Senior Note Agreements dated as of January 15, 1999, together with any assumption agreements executed after January 15, 1999, and that are contemplated by paragraph 2, clause (b)(ii) of the Southern Timber Assumption Agreement.

	"Company" means Plum Creek Acquisition Partners, L.P., successor to Plum Creek Timber Company, L.P. pursuant to the Merger, and its successors and assigns as permitted by the provisions of paragraph 6B(5).

	"Corporation" shall mean Plum Creek Timber Company, Inc., a Delaware corporation, and its successors.

	"Facilities Operating Subsidiaries" shall mean Marketing, Holding and the New Subsidiaries and "Facilities Operating Subsidiary" shall mean any one of them.

	"Future Southern Timber Assumption Agreements" means assumption agreements that are contemplated by paragraph 2, clause (b)(ii) of the Southern Timber Assumption Agreement.

	"Holding" shall mean Plum Creek Manufacturing Holding Company, Inc. a Delaware corporation.

	"Management Voting Group" shall mean, at any time, a group consisting of four or more individuals who are then current officers of the Company who legally and beneficially own in the aggregate not less than 51% of the outstanding Voting Stock of Holding.

	"Merger" shall mean the merger of Plum Creek Timber Company, L.P. with and into Plum Creek Acquisition Partners, L.P. as provided in the Agreement and Plan of Conversion, dated as of June 5, 1998, and amended on July 17, 1998, among Plum Creek Timber Company, Inc., Plum Creek Timber Company, L.P. and Plum Creek Management Company, L.P.

	"New Subsidiaries" shall mean Plum Creek Northwest Lumber, Inc., a Delaware corporation, Plum Creek Northwest Plywood, Inc., a Delaware corporation, Plum Creek MDF, Inc., a Delaware corporation, and Plum Creek Southern Lumber, Inc., a Delaware corporation, and "New Subsidiary" shall mean any one of them.

	"Other Senior Notes" means the following outstanding Senior Notes of the Company (other than the "Notes" as defined herein):

	(i) the 8.73% Senior Notes due August 1, 2009; (ii) the 11-1/8% Senior Notes due June 8, 2007; (iii) the Senior Notes, Series A, B, C and D, due November 13, 2006, 2008, 2011 and 2016, respectively; and (iv) the Senior Notes, Series E, F and G, due February 12, 2007, 2009 and 2011, respectively.

	"Southern Timber Assumption Agreement" means that certain Assumption Agreement executed as contemplated by (and in substantially the form of Exhibit D to) the Amendment to Senior Note Agreements dated as of January 15, 1999.

	"Ton" shall mean 2,000 pounds of green saw logs and pulpwood. For purposes of conversion of Timber in the Company's Maine timberlands, one million Tons shall equal 355 MCCF.

2.	Consent and Waiver.

The undersigned Noteholders hereby consent to the consummation of the Manufacturing Asset Transfer, the Management Stock Purchase, the Marketing Stock Transfer, the Facilities Subsidiary Reorganization, the HBU Transaction, the Southern Timber Transaction (provided the assumption of indebtedness portion of the Southern Timber Transaction is effected in the manner specified in paragraph 3D hereof) and the Subsidiary Note Assumption (provided the same is effected in the manner specified in paragraph 3D hereof) and the formation of Holding and the New Subsidiaries and hereby waive compliance by the Company with the provisions of paragraphs 6B(3) (Loans, Advances, Investments and Contingent Liabilities), 6B(4) (Sale of Stock and Debt of Subsidiaries), 6B(9) (Transactions with Affiliates), and 6D (Issuance of Stock by Subsidiaries) of the Senior Note Agreements solely for purposes of effectuating (and only to the extent necessary to effectuate) such transactions in the context of consummating the entire Conversion Transaction as described in and as contemplated by the Conversion Agreement and the Proxy Statement/Prospectus. The effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the holders of the Notes under this Agreement or the Senior Note Agreements, nor constitute a waiver of any other provision of this Agreement or the Senior Note Agreements.

3.	Conditions to Effectiveness.

Except as provided in paragraph 1(g) hereof, the amendments, consents and waivers set forth in paragraphs 1 and 2 hereof shall become effective at the "Effective Time" (as defined in the Conversion Agreement), subject to the fulfillment to your satisfaction (or your waiver) of the following conditions:

A.	Opinion of Company's Counsel.  You shall have received favorable opinions from (i) James A. Kraft, General Counsel of the Company, covering such matters incident to the transactions described herein as you may reasonably request, and (ii) Skadden, Arps, Slate, Meagher & Flom, special tax counsel to the Company and the Corporation in connection with the Conversion Transaction, substantially in the form referenced in Annex I attached to the Proxy Statement/Prospectus and covering such other matters incident to the transactions described herein as you may reasonably request. Such opinions shall be addressed to you, shall be dated the date of the Effective Time, and shall be otherwise satisfactory in substance and form to you and to your special counsel.

B.	Opinion of Noteholders' Counsel.  You shall have received a favorable opinion from Willkie Farr & Gallagher, special counsel for the Noteholders, covering such matters incident to the transactions described herein as you may reasonably request, addressed to you, dated the date of the Effective Time and otherwise satisfactory in substance and form to you.

C.	Merger.  The Merger shall have become effective in the manner provided for in the Conversion Agreement prior to July 31, 1999 and the Operating Partnership shall have executed and delivered an Assumption Agreement in substantially the form of Exhibit A hereto in conformity with the provisions of clause (iv) of paragraph 6B(5) of the Senior Note Agreements (together with an Officers' Certificate specifying compliance with the matters referred to in said clause (iv)). No provision of the Conversion Agreement shall have been amended, nor compliance with any provision thereof, or satisfaction of any condition to the Conversion Transaction set forth therein, shall have been waived without your consent.

D.	Assumption of Certain Notes.  Marketing and each New Subsidiary shall have executed and delivered a Subsidiary Assumption Agreement (a
"Subsidiary Assumption Agreement") substantially in the respective forms of Exhibits B and C hereto thereby becoming an obligor in respect of a portion of the First Mortgage Notes and the 11-1/8% Senior Notes due June 8, 2007 (all as more particularly described in Exhibits B and C). Southern Timber, L.L.C. shall have executed and delivered the Southern Timber Assumption Agreement substantially in the form of Exhibit D hereto thereby becoming an obligor in respect of a portion of the indebtedness of the Company (all as more particularly described in Exhibit D).

E.	First Mortgage Notes.  The Mortgage Note Agreements shall have been amended by an amendment agreement in substantially the form of agreement heretofore delivered to you by the Company (the "First Mortgage Note Amendment") and all amendments, waivers and consents provided for therein shall have become and remain effective.

F.	Other Senior Notes.  The Note Agreements relating to the Other Senior
Notes (as defined in paragraph 1(j) above) shall have been amended by amendment agreements substantially in the form of this Agreement (with such changes therein as to form but not of substance, as may be appropriate in the circumstances) and all amendments, waivers and consents provided for in such amendment agreements shall have become and remain effective.

G.	Rating of Notes.  The Notes shall have received an investment grade rating from one of the four "nationally recognized statistical rating organizations" and you shall have received evidence that such rating remains in effect at the Effective Time.

H.	Amendment Fee.  The Company shall have paid to each Noteholder an amendment fee in an amount equal to 0.02% of the principal amount of Notes held by such Noteholder as specified on Schedule I hereto. Such fee shall be payable within ten days of the date that the Company receives executed counterparts of this Agreement from the Required Holders, whether or not the Conversion Transaction is consummated.

I.	Representations and Warranties; No Default.  The representations and warranties contained in paragraph 4 hereof shall be true in all material respects on and as of the date of the Effective Time; there shall exist on the date of the Effective Time no Event of Default or Default; and the Company shall have delivered to you an Officers' Certificate, dated the date of the Effective Time, to both such effects.

J.	Proceedings.  All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

K.	Noteholders Consent.  The Company shall have received executed counterparts of this Agreement from the Required Holders.

4.	Representations and Warranties.

The Company (the term "Company" as used herein including both Plum Creek Timber Company, L.P. and the Operating Partnership as its successor in the Merger) represents and warrants as follows:

A.	Organization.  The Company is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement and (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements, the Notes and the Subsidiary Assumption Agreement to which it is a party. As of the Effective Time the Facilities Operating Subsidiaries will each be a duly organized and validly existing corporation and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under the Subsidiary Assumption Agreement to which it is a party.

B.	Qualification.  Each of the Company and its Subsidiaries is duly qualified or registered for transaction of business and in good standing as a foreign limited partnership or corporation in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or the Conversion Agreement, or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements and the Southern Timber Assumption Agreement to perform their obligations thereunder.

C.	Financial Statements.  The Company has delivered to you a complete and correct copy of the Proxy Statement/Prospectus (which for the purposes of this paragraph 4 shall include only those documents incorporated by reference as of the date hereof). The unaudited pro forma condensed consolidated financial statements of the Corporation contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements. Inasmuch as the Corporation at the Effective Time will be entirely a holding company owning the Operating Partnership, with no substantial assets or liabilities apart from the Operating Partnership, the Pro Forma Statements substantially reflect the pro forma position of the Operating Partnership and its Subsidiaries after giving effect to the Merger.

D.	Subsidiaries.  As of the Effective Time the Company will own, directly or indirectly, all of the issued and outstanding equity interests of all of its Subsidiaries except, in the case of Holding and its Subsidiaries, the Voting Stock of Holdings owned by the Management Voting Group, which interests will have been duly authorized and validly issued, fully paid and non-assessable and be owned free and clear of any Liens (except for Liens on the shares of Voting Stock of Holdings owned by the Management Voting Group in favor of the Company as security for the unpaid subscription price for such shares of Voting Stock). As of the Effective Time there will be outstanding no warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any such Subsidiary.

E.	Changes, etc. Since the date of the Proxy Statement/Prospectus (a)
the Company and its Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business except for those transactions described in the Proxy Statement/Prospectus as constituting a part of the Conversion Transaction, and (b) there has not been (i) any material adverse change in the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or (ii) any Restricted Payment of any kind declared, paid or made by the Company other than regular quarterly declarations and payments of distributions to unit holders of the Company in accordance with paragraph 6A of the Senior Note Agreements.

F.	Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, the Conversion Agreement, the Assumption Agreement, the Southern Timber Assumption Agreement or the Subsidiary Assumption Agreements or any action taken or to be taken pursuant to any thereof, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or in the ability of the Company to perform its obligations under this Agreement, the Conversion Agreement or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement to perform their obligations thereunder.

G.	Compliance with other Instruments, etc.  Neither the Company nor any
Subsidiary of the Company is in violation of any term of the Partnership Agreement or of any term of any agreement or instrument to which it is a party or by which it or its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on the business, properties or assets, condition( financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement, or (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements or the Notes, or on the ability of the parties to the Subsidiary Assumption Agreements or the Southern Timber Assumption
Agreement to perform their obligations thereunder. The execution, delivery and performance by the Company of this Agreement and (after giving effect to the Merger) the Assumption Agreement, the Senior Note Agreements and the Notes, and the execution of the Subsidiary Assumption Agreements and the Southern Timber Assumption Agreement by the parties thereto, will not in any case result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any such party to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, pursuant to any such term.

H.	Governmental Consent.  No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement, or, after giving effect to the Merger, the Assumption Agreement, the Senior Note Agreements or the Notes, or by any party thereto of the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement.

I.	Franchises, Licenses, Agreements, etc.  At the Effective Time the
Company and its Subsidiaries will each be in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its respective properties and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders (collectively, "Permitted Exceptions") (i) which are routine in nature and are expected to be obtained or given in the ordinary course of business after the Effective Time, (ii) which are administrative in nature and which are expected to be obtained or given in the ordinary course of business after the Effective Time, or (iii) the failure of which to be obtained or given would not individually or in the aggregate materially and adversely affect the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or impair the ability of the Company to perform its obligations under this Agreement, the Conversion Agreement, the Assumption Agreement, the Senior Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements or the Southern Timber Assumption Agreement to perform their respective obligations thereunder.

J.	Title to Properties.  At the Effective Time the Company and its
Subsidiaries will have good title to their real properties (other than properties which are leased) and good title to all of their other properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 6B(1) of the Senior Note Agreements. All leases necessary in any material respect for the conduct of the businesses of the Company and its Subsidiaries, are valid and subsisting and are in full force and effect.

K.	Environmental Matters.

(a)	At the Effective Time the Company and its Subsidiaries will have all environmental permits or licenses necessary for the conduct of its business as to be conducted as of the Effective Time and, as to any such permit or license that has expired or is about to expire, or is needed for the proposed conduct of its business, the Company or such Subsidiary has or will have timely and properly applied for renewal or receipt of the same. The Company and its Subsidiaries are currently operating in material compliance with the limits set forth in such environmental permits or licenses and any noncompliance with such permits or licenses will not result in any material liability or penalty to the Company or any of its Subsidiaries and neither the Company nor any Subsidiary has any knowledge of any threatened or pending proceeding for the revocation, loss or termination of any such environmental permits or licenses.

(b)	All facilities located on the real property owned by the Company and its Subsidiaries at the Effective Time after giving effect to the Conversion Transaction which are subject to regulation by the Federal Resource Conservation and Recovery Act, as in effect on the date hereof, are and have been operated by the Company and its Subsidiaries in material compliance with such Act and neither the Company nor any of its Subsidiaries, has received or, to the knowledge of the Company, been threatened with, a notice of violation regarding such facilities which reasonably can be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole.

(c)	With respect to the real property to be owned by the Company and its
Subsidiaries as of the Effective Time, there has not occurred to the best knowledge of the Company (i) any Release of any Hazardous Substance in a Reportable Quantity, (ii) any discharge of any substance into ground, surface, or navigable waters for which a notice of violation has been received or threatened under any federal, state or local laws, rules or regulations concerning water pollution, or (iii) any assertion of any Lien pursuant to federal, state or local environmental law resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence can reasonably be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. As used in this paragraph, the terms "Release", "Hazardous Substance", and "Reportable Quantity" shall have the meanings assigned such terms under the Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA).

L.	Status under Certain Statutes.  Neither the Company nor any of its
Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Transportation Acts or the Federal Power Act, in each case as amended.

M.	Year 2000.  With respect to the Company and its Subsidiaries (after giving effect to the Conversion Transaction), (a) a review and assessment has been initiated of all areas within the Company's and its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) a plan and timetable has been developed for addressing the Year 2000 Problem on a timely basis, and (c) to date, that plan has been implemented in accordance with that timetable. Any reprogramming required to avoid a Year 2000 Problem will be completed by June 30, 1999, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the Year 2000 Problem to the Company and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. Except for such reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue through the final maturity date of the Notes to be sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a reasonable likelihood of resulting in a material adverse effect on the business, property or assets, condition (financial or other) or results of operations or prospects of the Company and its Subsidiaries taken as a whole.

N.	Incorporated Representations and Warranties.  All of the
representations and warranties made in paragraph 4 of the First Mortgage Note Amendment (as defined in paragraph 3E above) are true and correct and are incorporated herein by reference with the same effect as if set forth at length herein.

O.	Disclosure.  The Proxy Statement/Prospectus fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries after giving effect to the Conversion Transaction. Neither this Agreement, the Proxy Statement/Prospectus nor any other document, certificate or statement furnished to you by or on behalf of the Company or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the businesses, property or assets, condition (financial or other) or results of operations or prospects of the Company and its Subsidiaries and which has not been set forth in this Agreement, or in the Proxy Statement/Prospectus.

5.	Expenses; Indemnification.

The Company shall, whether or not the transactions contemplated hereby are consummated, save each holder of Notes harmless for all out-of-pocket expenses arising in connection with the execution and delivery or performance of this Agreement, the Assumption Agreement, the Southern Timber Assumption Agreement or the Subsidiary Assumption Agreements, including the reasonable fees and expenses of special counsel for the Noteholders. The Company shall also indemnify and save each holder of Notes harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, any taxes, and any additional taxes imposed on any amounts payable pursuant to this paragraph 5) which may at any time be imposed on, incurred by or asserted against any holder of Notes in any way arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby. The obligations of the Company under this paragraph 5 shall survive the transfer of any Note or portion thereof or interest therein by a holder of Notes or any transferee and the payment of any Note.

6.	Miscellaneous.

A.	Continuity and Integration of Agreements.  The Senior Note
Agreements, as supplemented and amended by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed, and the Senior Note Agreements and this Agreement shall be deemed to be and construed as a single agreement. Without limitation of the foregoing, or any provision of the Senior Note Agreements, all representations and warranties made herein or in any certificate or document delivered in connection herewith shall for all purposes be deemed made by the Company in, and delivered by the Company pursuant to and in connection with, the Senior Note Agreements.

B.	Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the transfer of any Note by a holder thereof. Such representations and warranties may be relied upon by any transferee of a Note from a holder thereof.

C.	Successors and Assigns.  All covenants and agreements in this
Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

D.	Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

E.	Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

F.	Operating Partnership a Party.  The Operating Partnership is a party to this Agreement for purposes of making the representations and warranties in paragraph 4 hereof and to acknowledge its obligations under paragraph 5 hereof after the Merger.
THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company whereupon this letter shall become a binding agreement among us.

Very truly yours,
PLUM CREEK TIMBER COMPANY, L.P.
By:	Plum Creek Management Company, L.P.,
	its General Partner
	By:____________________________
		Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer

PLUM CREEK ACQUISITION PARTNERS, L.P.
By:	Plum Creek Timber I, L.L.C.,
	its General Partner
By:	Plum Creek Timber Company, Inc.,
	its Managing Member

	By:____________________________
		Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer


The foregoing Agreement is accepted as of the date first above written:
ALLSTATE LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

By:________________________________
	Name:
	Title:

ALLSTATE LIFE INSURANCE COMPANY OF
NEW YORK

By:________________________________
	Name:
	Title:

By:________________________________
	Name:
	Title:

AMERUS LIFE HOLDINGS, INC.
(formerly Central Life Assurance Company)

By:________________________________
	Name:
	Title:

FARM BUREAU LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

FIRST COLONY LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:________________________________
	Name:
	Title:

MELLON BANK, N.A., solely in its capacity as Trustee for the AT&T MASTER PENSION TRUST (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity

By:________________________________
	Name:
	Title:

MELLON BANK, N.A., solely in its capacity as Trustee for the NYNEX MASTER PENSION TRUST (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity

By:________________________________
	Name:
	Title:

MODERN WOODMEN OF AMERICA

By:________________________________
	Name:
	Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:________________________________
	Name:
	Title:

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By:________________________________
	Name:
	Title:

WOODMEN ACCIDENT AND LIFE COMPANY

By:________________________________
	Name:
	Title:


                                   SCHEDULE I
                          11 1/8% Senior Notes due 2007
                                (Issued 5/31/89)

Name of Noteholder                                          Principal Amount
------------------                                              of Notes
                                                            ----------------

Allstate Life Insurance Company                             $   7,393,939.40
Allstate Life Insurance Company of New York                     1,478,787.88
AmerUs Life Holdings, Inc.                                      2,218,181.82
Farm Bureau Life Insurance Company                              3,696,969.70
First Colony Life Insurance Company                             3,696,969.70
John Hancock Mutual Life Insurance Company                     23,290,909.10
John Hancock Variable Life Insurance Company                    1,109,090.90
Massachusetts Mutual Life Insurance Company                     7,393,939.40
Mellon Bank, N.A., as Trustee for AT&T Master
  Pension Trust                                                   739,393.94
Mellon Bank, N.A., as Trustee for NYNEX Master
  Pension Trust                                                   739,393.94
Modern Woodmen of America                                       1,848,484.84
The Prudential Insurance Company of America                    58,412,121.20
Teachers Insurance and Annuity Association of America           9,242,424.24
Woodmen Accident and Life Company                                 739,393.94
                                                             ---------------
                                                            $ 122,000,000.00